UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2005

GREEN MOUNTAIN CAPITAL INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

001-14883 (Commission File Number)	16-1728655 (IRS Employer Identification No.)
1207 Delaware Avenue, Suite 410 Buffalo, New York (principal executive offices)	14209 (Zip Code)

(716) 332-6143
(Registrant’s telephone number, including area code)

New Hampshire
(Former State of Incorporation)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

On July 12, 2005, Green Mountain Capital, Inc. (the “Registrant”) completed the steps necessary to change in the Registrant’s domicile from the State of New Hampshire to the State of Nevada effective July 12, 2005. The board of Directors and the stockholders of the Registrant approved the change in domicile and further details are contained in the Registrant’s information statement, dated March 18, 2005.

In order to effect a change in the Registrant's domicile, the Registrant’s predecessor, Green Mountain Capital, Inc., a New Hampshire corporation (Green Mountain New Hampshire), was merged with and into Green Mountain Capital, Inc., a Nevada corporation (“Green Mountain Nevada”) on July 12, 2005, by filing the Articles of Merger with the Secretaries of State of New Hampshire and Nevada. The merger had previously been approved by the holders of a majority of the shares of Green Mountain New Hampshire and the Registrant. Following the merger the separate corporate existence of Green Mountain New Hampshire ceased.

The stockholders of Green Mountain New Hampshire received one share of the common stock of the Registrant for every one share of the common stock of Green Mountain New Hampshire held by the common stockholders of Green Mountain New Hampshire. The one share of common stock of Registrant, outstanding immediately prior to the merger, was cancelled.

As a result, following the merger and the change in domicile, the current common stockholders of Green Mountain New Hampshire will hold all of the issued and outstanding shares of the common stock of the Registrant.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective July 19, 2005, Sydney A. Harland contributed 1,000,000 shares of the Series B Preferred Stock of the Registrant to the Registrant. The 1,000,000 shares of the Registrant's Series B Preferred Stock are convertible into 200,000,000 shares of the common stock of the Registrant. Effective July 20, 2005, the Registrant and Sydney A. Harland agreed to terminate that certain Management Agreement between ARS Networks, Incorporated, Green Mountain's predecessor, and Ameri - can Equipment Sales and Leasing, dated January 1, 2001, and renewed in April 2004 ("Employment Agreement"). Pursuant to the Employee Agreement, the Registrant agreed to employee Sydney A. Harland for a period of three years. Pursuant to the Employee Agreement, the Registrant can terminate Sydney Harland at any time upon a payment of 1,320,000 in addition to the cash settlement of $1,000,000. In exchange for Mr. Harland's contribution of the Series B Preferred Stock and in settlement of all claims related to Sydney Harland's Employment Agreement, the Registrant agreed to issue to Sydney Harland 100 common shares in Vermont Motor Cars, Inc. The 100 common shares in Vermont Motor Cars, Inc. are worth approximately $200,000.00.

The amount of consideration for the shares of the Series B Preferred Stock of the Registrant pursuant to the agreement between Mr. Harland and the Registrant was determined following negotiations between the Registrant and Mr. Harland.

The Registrant's board of directors determined hat the terms of the transaction with Mr. Harland were reasonable. The Registrant's board did not seek a third party fairness opinion or any valuation or appraisal of the terms of the transaction. Thus, the Registrant's stockholders will not have the benefit of a third party opinion that the terms of the transaction were fair from a financial point of view

Item 3.03.	Material Modification to Rights of Security Holders.

See Item 1.01 of this Current Report. Concurrent with the merger and change in domicile from New Hampshire from Nevada, the Registrant adopted new articles and bylaws of Green Mountain Capital Nevada. The articles and bylaws of Green Mountain Capital, Inc are included as an Attachment to the Plan of Merger which is attached as Exhibit 2.3 to this Current Report.

The adoption of the articles of incorporation of Green Mountain Nevada effectively increased the authorized number of shares of the Registrant’s preferred stock from 25,000,000 to 250,000,000. The number of authorized common shares remained at 10,000,000,000, and the par value of the Registrant’s common and preferred stock remained at 0.0001 per share.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 1.01 of this Current Report. On July 6, 2005, Arthur N. Kelly, Larry M. Ricci and Andrew E. Mercer resigned as Directors of the Registrant, Ronald A. Moodie resigned as the Corporate Secretary, Controller and Director of the Registrant and Mark P. Miziolek resigned as the Vice President and Chief Financial Officer of the Registrant. As a result, Sydney A. Harland became the sole officer and Director of the Registrant. As of the date of this Current Report, Sydney A. Harland is the Chief Executive Officer, Chief Financial Officer, President and Director of the Registrant. There were no disagreements between the Registrant and Messrs. Kelly, Ricci, Moodie, Mercer and Miziolek. Each of Messrs. Kelly, Ricci, Moodie, Mercer and Miziolek provided the Registrant with a resignation letter. Copies of the resignation letters are attached as exhibits to this Current Report.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

See Items 1.01 and 3.03 of this Current Report.

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Item 9.01	Financial Statements and Exhibits.

(a) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Identification of Exhibit

2.1	Articles of Merger filed with the Nevada Secretary of State effective July 11, 2005.

2.2	Articles of Merger filed with the New Hampshire Secretary of State effective July 12, 2005.

2.3	Plan of Merger.

10.1	Settlement and Release

17.1	Ronald A. Moodie Letter of Resignation.

17.2	Arthur N. Kelly Letter of Resignation.

17.3	Larry M. Ricci Letter of Resignation.

17.4	Andrew E. Mercer Letter of Resignation.

17.5	Mark P. Miziolek Letter of Resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2005.	GREEN MOUNTAIN CAPITAL, INC.

By /s/ Sydney A. Harland
Sydney A. Harland, Chief Executive Officer, Chief Financial Officer, President and Director

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